Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

MARLIN HOLDCO LP,

MARLIN MERGECO INC.

and

WASTE INDUSTRIES USA, INC.

Dated as of December 17, 2007

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2007 (this “Agreement”), among Marlin HoldCo LP, a Delaware limited partnership (“Parent”), Marlin MergeCo Inc., a North Carolina corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Waste Industries USA, Inc., a North Carolina corporation (the “Company”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has unanimously determined that it is in the best interests of the holders of Company Common Stock other than any Buyer Group Party (the “Public Shareholders”) for Merger Sub to merge with and into the Company (the “Merger”) in accordance with the North Carolina Business Corporation Act, as amended (the “NCBCA”), and upon the terms of and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of the Company has approved and adopted this Agreement and has determined that the consideration to be paid for each share of Company Common Stock upon consummation of the Merger is fair and has recommended that the Public Shareholders approve this Agreement and the transactions contemplated hereby; and

WHEREAS, the board of directors of Merger Sub has approved and adopted this Agreement and Parent has authorized and approved this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the NCBCA, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date” which shall be no later than the second Business Day after the satisfaction or (to the extent permitted by this Agreement and applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by this Agreement and applicable Law, waiver of such conditions), or such other place, date and time as the Company and Parent may agree in writing, unless this Agreement has theretofore terminated pursuant to its terms.

Section 1.3 Effective Time. On the Closing Date, the Company shall cause articles of merger (the “Articles of Merger”) to be filed with the Secretary of State of the State of North Carolina in accordance with Section 55-11-05 of the NCBCA, in such form as required by and executed in accordance with the relevant provisions of the NCBCA. The Merger shall become effective at the time of such filing or at such later time as may be agreed by the parties in writing and specified in the Articles of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NCBCA.

Section 1.5 Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of the articles of incorporation of Merger Sub (as in effect immediately prior to the Effective Time except that Article I shall be amended to read “The name of the corporation is Waste Industries USA, Inc.”) and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 5.8.

(b) The bylaws of Merger Sub, as in effect at the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 5.8.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Sections 2.1(b) and 2.1(d), each issued and outstanding share of common stock, no par value per share, of the

Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than any Cancelled Shares (to the extent provided in Section 2.1(b)) and any Shares held by Dissenting Shareholders, if any, shall thereupon be converted automatically into and shall thereafter represent the right to receive $38.00 in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate (or Shares in book-entry form) which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Parent and Merger Sub-Owned Shares. Each Share that is owned, directly or indirectly, by Merger Sub immediately prior to the Effective Time (including each Share contributed to Parent pursuant to the Rollover Commitments and thereafter contributed to Merger Sub) or held by the Company or any of its Subsidiaries immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, (i) be cancelled and retired, (ii) not be converted into the right to receive the Merger Consideration and (iii) cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in accordance with Section 2.1 hereof (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) shall pass, only upon delivery of Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent shall reasonably determine) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company, a check for any cash to be paid upon due surrender of the Certificate formerly representing such Shares may be paid to such a transferee if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other Taxes have been paid or are not applicable.

(iii) The Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”), or any provision of U.S. state or local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be marked “cancelled” and exchanged for a check in the proper amount pursuant to and subject to the requirements of this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares; provided, that such former holders shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable Laws.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the provision or posting by such person of an indemnity agreement or, at the election of Parent or the Paying Agent, a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 2.3 Company Stock Options. Prior to the Effective Time, the Company shall take all actions necessary to provide that, except as otherwise agreed by Parent and the holder thereof in accordance with the Rollover Commitment, each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, a “Company Stock Option”) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Company Stock Option. Except as otherwise provided below, the Option Consideration shall be paid as soon after the Closing Date as shall be practicable. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans and obtain any consents from holders of Company Stock Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Company Stock Option until any necessary consents are obtained. Without limiting the foregoing, except as otherwise agreed by Parent, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, deferred stock units, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof. Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Company Stock Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Company Stock Option. For purposes of this Agreement, “Company Stock Plans” shall mean the following plans of the Company: the 1997 Stock Option Plan and the 2007 Long Term Incentive Plan.

Section 2.4 Timing of Equity Rollover. For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares to Parent pursuant to the Rollover Commitments shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

Section 2.5 Dissenters’ Rights.

(a) Notwithstanding any other provision of this Agreement, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by a holder of shares of Company Common Stock (including any Book-Entry Shares or shares held by holders that have delivered to the Company effective affidavits of loss in lieu of Certificates) who shall have:

(i) duly given written notice to the Company, prior to the taking of the vote by the Company’s shareholders at the Company Meeting, of such holder’s intent to dissent from the Merger and demand payment for such shares pursuant to and in accordance with Article 13 of the NCBCA (the “Dissenters’ Rights Provisions”);

(ii) not voted such shares in favor of the Merger; and

(iii) not withdrawn, waived or otherwise lost or forfeited such holder’s dissenter’s rights under the Dissenter’s Rights Provisions prior to the Effective Time (collectively, the “Dissenting Shares”; and the holder of any such Dissenting Shares is referred to as a “Dissenting Shareholder”), shall not be converted into or represent the right to receive any part of the Merger Consideration. Such Dissenting Shares shall instead be converted into the right to receive from the Surviving Corporation payment of the “fair value” thereof in accordance with the Dissenters’ Rights Provisions.

(b) All Dissenting Shares held by holders who after the Effective Time shall have failed to perfect properly or who effectively shall have withdrawn, waived or otherwise lost or forfeited their dissenters’ rights under such Dissenters’ Rights Provisions shall thereupon cease to be Dissenting Shares and shall instead represent the right to receive, without any interest or dividend thereon, the Merger Consideration, upon surrender, in the manner provided in Section 2.1(a), of the Certificate or Certificates (or effective affidavits in lieu of loss thereof) or Book-Entry Shares that formerly evidenced such shares of Company Common Stock.

(c) The Company hereby represents that the Board of Directors of the Company, in connection with its approval and adoption of the Agreement, has duly adopted a resolution providing that holders of Shares shall be entitled to rights of dissent and appraisal pursuant to Article 13 of the NCBCA in connection with the consummation of the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), it being understood and agreed that each item in a particular section of the Company Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent on the face of such disclosure, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Company and its Subsidiaries is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has made available to Parent correct and complete copies of its articles of incorporation and bylaws (the “Company Charter Documents”) and correct and complete copies of the articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of shareholders, the Board of Directors of the Company and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2006.

(d) As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has or would reasonably be expected to have a material adverse effect on the assets, business, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following facts, circumstances, events, changes, effects, or occurrences, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Company Material Adverse Effect: (A) any change in general economic, business, financial, credit or market conditions that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the waste collection and disposal industry in the United States; (B) any action taken by the Company to comply with its obligations under this Agreement; (C) any occurrence generally affecting the waste collection and disposal industry that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the waste collection and disposal industry in the United States; (D) any change in GAAP or applicable Law or the interpretation thereof that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the waste collection and disposal industry in the United States; (E) any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the waste collection and disposal industry in the United States; (F) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures may be taken into account); (G) any change in the price or trading volume of the Company Common Stock in and of itself (provided that the underlying causes of such change may be taken into account); (H) any loss of employees or customers resulting from the publication of the Agreement or the identity of Parent or any of its Affiliates as the acquirer of the Company; or (I) any action taken at the request of Parent or any of its Affiliates or mutually agreed to by the parties to this Agreement that, if taken without the consent of Parent, would have been prohibited by the terms of this Agreement.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock, and 10,000,000 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”). As of November 30, 2007, (i) 14,167,005 shares of Company Common Stock were issued and outstanding, (ii) 1,600,000 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, of which 202,910 shares of Company Common Stock were subject to outstanding options issued pursuant to such plans, no shares are outstanding pursuant to restricted stock awards under such plans and 32,489 shares are subject to outstanding deferred stock awards under such plans and (iii) no shares of Company Preferred Stock were issued or outstanding. Section 3.2(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. The Subsidiaries of the Company do not hold any shares of capital stock of the Company, or securities or obligations convertible or exchangeable into or exercisable for such capital stock. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (ii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and issued in compliance with all applicable securities Laws. All Company Stock Options have an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the date of grant.

(b) Except as set forth in Section 3.2(a) above or as set forth in Section 3.2(b) of the Company Disclosure Letter, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after November 30, 2007 upon exercise of Company Stock Options outstanding as of November 30, 2007, (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary and (iii) neither the Company nor any of its Subsidiaries is subject to any agreement providing for the payment of amounts determined by reference to the value or appreciation of any equity securities of the Company.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) Other than the Support Agreement and the Interim Investors Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company is otherwise aware with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries, as the case may be.

(f) The Company does not have any shareholder rights plan in effect.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company, as well as the jurisdiction of organization and the ownership of outstanding equity interests (including partnership interests and limited liability company interests) of each such Subsidiary. All equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests).

Section 3.4 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, and, except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Merger and the transactions contemplated hereby. Each of the Special Committee and the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, determined that the Merger and the transactions contemplated hereby are fair to and in the best interests of the Public Shareholders, and approved and adopted this Agreement. As of the date hereof, each of the Special Committee and the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has unanimously (as to those Board Members voting) resolved to recommend that the Company’s Public Shareholders approve this Agreement, the Merger and the transactions contemplated hereby, subject to the terms and conditions set forth herein (including the Special Committee’s recommendation, the “Recommendation”). This Agreement has been duly and validly executed and delivered by the Company, and assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(b) Other than in connection with or in compliance with (i) the provisions of the NCBCA, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (iv) the approvals set forth on Section 3.4(b)(iv) of the Company Disclosure Letter (collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with, any United States, foreign, federal, state, provincial or local governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) or other person is necessary, under applicable Law or otherwise, for the consummation of the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or impair in any material respect the ability of the Company to perform its obligations hereunder.

(c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, Company Permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Charter Documents or Subsidiary Documents or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss, Lien or failure to obtain consent that would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Reports and Financial Statements.

(a) The Company and its Subsidiaries have filed or furnished all forms, documents, statements and reports required to be filed or furnished prior to the date hereof by them with the Securities and Exchange Commission (the “SEC”) since January 1, 2006 (the forms, documents, statements and reports filed with or furnished to the SEC since January 1, 2006 and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed or furnished subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”) and the Exchange Act, as the case may be, and complied or will comply, as applicable, in all material respects with the then-applicable accounting standards. None of the Company SEC Documents so filed or furnished or that will be filed or furnished subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted or will omit, as the case may be, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Company SEC Documents.

(b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents fairly present, in all material respects, the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.6 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2005, the Company has not identified any material weaknesses in internal controls. To the Knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

Section 3.7 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed or furnished prior to the date hereof, (ii) for transactions expressly contemplated by this Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006 (the “Balance Sheet Date”), (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business and (v) as set forth in Section 3.7 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Compliance with Law; Permits.

(a) Except (i) as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) as set forth in Section 3.8(a) of the Company Disclosure Letter, the Company and its Subsidiaries are, and since January 1, 2006 have been in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law, (collectively, “Laws” and each, a “Law”).

(b) The Company and its Subsidiaries are in possession of all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”). All Company Permits are in full force and effect, except where the failure to be in full force and effect would not be material to the Company and its Subsidiaries as a whole. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not be material to the Company and its Subsidiaries as a whole. The Company and its Subsidiaries are not, and since January 1, 2007 have not been in any material respect, in violation or breach of, or default under, any Company Permit. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both).

Section 3.9 Environmental Laws and Regulations.

(a) Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company, each of its Subsidiaries and each of their operations and properties are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with Company Permits required by Environmental Laws for the operation of the Company and its Subsidiaries (“Environmental Permits”) and, to the Knowledge of the Company, no circumstances or conditions currently exist that would reasonably be expected to prevent such continued compliance or to result in the revocation, termination, non-renewal or material modification of any such Environmental Permits; (ii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that could reasonably be expected to result in the Company or any Subsidiary incurring any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws, (iii) neither the Company, its Subsidiaries, nor any of their respective owned, leased or used properties are, or, to the Knowledge of the Company, threatened to become, subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law; (iv) neither the Company nor any of its Subsidiaries nor any real property owned or leased by the Company or its Subsidiaries is subject to any pending or, to the Company’s Knowledge, threatened Environmental Claim and, to the Company’s Knowledge,

neither the Company nor any of its Subsidiaries nor any real property currently or formerly owned or leased by the Company or its Subsidiaries is subject to any pending or threatened investigation involving Environmental Laws or Environmental Permits; and (v) to the Company’s Knowledge, no conditions currently exist with respect to the Company, its Subsidiaries or their respective operations or properties that would reasonably be expected to result in the Company and its Subsidiaries incurring unbudgeted material capital expenditures or liabilities under Environmental Laws by December 31, 2009, including such expenditures and liabilities arising out of proposed, but not yet effective, changes in Environmental Laws.

(b) The Company has provided to Parent access to all material environmental health and safety related assessments, audits, investigations, permits, or other material documentation relating to current compliance, remediation, or Environmental Claims or liabilities under Environmental Laws.

(c) To the Company’s Knowledge, the proposed transaction does not require the consent or pre-approval of any Governmental Authority with jurisdiction of the environment, including any approvals required as a result of change of control provisions in material Environmental Permits or the substitution of any material financial assurance obligations and instruments maintained by the Company to satisfy such requirements imposed by Environmental Laws.

(d) Section 3.9(d) of the Company Disclosure Letter sets forth the Company’s current material financial assurance instruments and insurance policies to satisfy the financial assurance obligations of the Company and its Subsidiaries under any Environmental Laws.

(e) For purposes of this Agreement, the following terms have the following meanings: (i) “Environmental Claim” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or liability, or any proceedings, whether brought by a governmental authority or third-party (hereinafter, “Claims”) relating in any way to any Environmental Law or any Environmental Permit, including, (x) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (y) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Substances or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Substances), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands; (ii) “Environmental Laws” means any Laws relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, presence, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances; and (iii) “Hazardous Substance” means any material, substance or waste listed, defined, designated, classified or characterized as hazardous, toxic, radioactive, dangerous or as a pollutant or contaminant or words of similar meaning and effect, or otherwise regulated, under any Environmental Law, including without limitation any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, mold or polychlorinated biphenyls.

(f) Except as may be covered by Section 3.7, Section 3.9 provides the exclusive representations and warranties of the Company with regard to Environmental Permits, Environmental Laws, Environmental Claims and Hazardous Substances.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a true and complete list, separately identified for each country in which current or former employees, consultants or directors of the Company and any of its Subsidiaries are based, of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any employment, consulting, separation, retention, severance or change in control agreement, and any other plans, agreements or arrangements (including contracts of insurance and contracts with current service providers) involving compensation or benefits relating to pension, welfare benefits, severance, retention, vacation, leaves of absence, company awards, supplemental unemployment, salary continuation for disability, retirement, deferred compensation, profit-sharing, bonus or other incentive compensation, equity and equity-based compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance, business travel and personal accident insurance, and educational assistance maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, in respect of current or former employees, consultants or directors of the Company or any of its Subsidiaries (“Company Benefit Plans”). None of the Company, the Subsidiaries or any of their Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) in the past six years contributes to or has sponsored, maintained, contributed to or had any liability in respect of any “defined benefit pension plan” (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA including any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(b) True and complete copies of the following documents, in respect of each of the Company Benefit Plans (as applicable), have been delivered or made available to Parent: (i) except where form agreements substantially representative of the actual agreements have been provided, copies of all employment, consulting, separation, retention, severance or change in control agreements with current or former employees, independent contractors, consultants or directors of the Company and any of its Subsidiaries, (ii) any plans and related trust documents and all amendments thereto, or written summaries of all unwritten Employee Benefit Plans, (iii) the most recent Forms 5500 and schedules thereto, (iv) the most recent financial statements and actuarial valuations, (v) the most recent IRS determination letter, (vi) the most recent summary plan descriptions (including letters or other documents updating such descriptions), and (vii) written descriptions of all non-written agreements relating to the Company Benefit Plans.

(c) No material action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened (x) with respect to any Company Benefit Plan by any current or former employee, officer or director of the Company or any of its Subsidiaries, (y) alleging any breach of the material terms of any Company Benefit Plan or any fiduciary duties or (z) with respect to any violation of any applicable Law with respect to such Company Benefit Plan, any of which is reasonably likely to result in a material liability.

(d) Each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code is in a prototype or master plan that has received a favorable notification letter from the United States Internal Revenue Service (the “IRS”) approving the form of the prototype or master plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan. Neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides medical benefits to any employee or former employee following his retirement, except (i) as required by applicable Law or as provided in individual agreements upon a severance event or (ii) as set forth in Section 3.10(d) of the Company Disclosure Letter.

(e) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries and (v) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(f) All material contributions, premiums and other material payments required by Law or any Company Benefit Plan have been made under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof; and any and all material contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the Closing Date, due from any of the Company or its Subsidiaries to, under or on account of each Company Benefit Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for or accrued on the Company’s financial statements.

(g) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this

Agreement or (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer. Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Section 280G(b)(4) and 280G(b)(5) thereof). No director, officer, employee or service provider is entitled to a gross-up, make whole or other payment as a result of the imposition of taxes under Section 280G or 4999 of the Code pursuant to any agreement or arrangement with the Company or any of its Subsidiaries.

(h) Section 3.10(h) of the Company Disclosure Letter sets forth a list of all deferred compensation which, to the Knowledge of the Company, is not in compliance with Section 409A of the Code.

Section 3.11 Interested Party Transactions. Except for employment Contracts filed as an exhibit to a Company SEC Document filed prior to the date hereof, Section 3.11 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are, or were, in existence at any time since January 1, 2006 (including the contracts and arrangements entered into in connection with the transactions contemplated under this Agreement) under which the Company has any existing or future liabilities, between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) present officer or director of either the Company or any of its Subsidiaries (or any person who has served as such since January 1, 2006) or any of such officer’s or director’s immediate family members, (b) record or beneficial owner of more than 5% of the Shares, or (c) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries or Parent or Merger Sub or any Affiliate of Parent or Merger Sub) or any of such officer, director or owner’s immediate family members (each, an “Affiliate Transaction”). The Company has provided or made available to Parent correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

Section 3.12 Absence of Certain Changes or Events. Since the Balance Sheet Date, (a) except as otherwise required or expressly contemplated by this Agreement or as set forth in Section 3.12 of the Company Disclosure Letter, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and (b) there have not been any facts, circumstances, events, changes, effects or occurrences that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Investigations; Litigation. There are no (i) inquiries, investigations or reviews pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries or (ii) actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, any Governmental Entity in each case of clause (i) or (ii), which would have (if adversely determined), individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Proxy Statement; Other Information. None of the information contained in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by the Company with respect to information supplied in writing by Parent or Merger Sub for inclusion therein. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub. The letter to shareholders, notice of meeting, proxy statement and forms of proxy to be distributed to shareholders in connection with the Merger to be filed with the SEC in connection with seeking the adoption and approval of this Agreement are collectively referred to herein as the “Proxy Statement.” The Rule 13E-3 Transaction Statement on Schedule 13E-3 to be filed with the SEC in connection with seeking the adoption and approval of this Agreement is referred to herein as the “Schedule 13E-3.”

Section 3.15 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it or on behalf of it, in all applicable jurisdictions, and all such filed Tax Returns are true, correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or any of its Subsidiaries, have been fully and timely paid.

(b) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, except for deficiencies which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(c) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(d) No audit or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes of the Company or any of its Subsidiaries in any material amount and no written notice thereof has been received.

(e) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid under all applicable Laws, including any Taxes in connection with any amounts paid or owing to any present or former employee, officer, director, independent contractor, creditor, shareholder or any other third party.

(f) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

(g) The Company has made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years, (ii) any audit report issued by any Governmental Entity within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries and (iii) all material, private letter rulings, closing agreements, settlement agreements, and similar documents sent to or received by the Company or any of its Subsidiaries from any Governmental Entity relating to Taxes.

(h) The Company is not, and has not been at any time within the five years prior to the closing, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(i) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company’s or the relevant Subsidiary’s financial statements in accordance with GAAP.

(j) None of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (A) and (C) any liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written) or otherwise and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.16 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries has received notice since January 1, 2006 of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of or affecting the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(b) Except as set forth on Section 3.16(b) of the Company Disclosure Letter, (i) there is no (and have not been since January 1, 2006) strike or lockout with respect to any employees of the Company or any of its Subsidiaries (“Employees”), (ii) to the Knowledge of the Company, there is no (and has not been since January 1, 2006) union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no (and has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iv) there is no (and has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to Employees, (v) the Company and its Subsidiaries are in all material respects in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safely and health and unfair labor practices, and (vi) there is no complaint, charge, or claim against the Company or its Subsidiaries pending or, to the Company’s Knowledge, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1998 as a result of any action taken by the Company.

(c) To the Company’s Knowledge, no officer, employee, agent, or consultant of the Company or any of its Subsidiaries is in violation of any term of any employment, consultant, non-disclosure, non-competition, confidentiality, or other similar agreement.

Section 3.17 Intellectual Property. Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations used in their respective businesses as currently conducted (collectively, the “Intellectual Property”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging intellectual property infringement by, or other liability on the part of, the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its or their rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, and (iv) to the Knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its Subsidiaries.

Section 3.18 Property. The Company or a Subsidiary of the Company owns and has good and indefeasible title to all of its owned real property and good title to all its personal property and has valid leasehold interests under enforceable leases in all of its leased properties free and clear of all Liens (except for title exceptions, defects, encumbrances and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used and contemplated to be used by the Company or a Subsidiary of the Company). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and effective against the Company or any of its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries, or to the Company’s Knowledge, the counterparties thereto, or event which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto.

Section 3.19 Insurance. The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses against such losses and risks as are reasonably adequate to protect them and their businesses. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries has received notice from any insurer or agent of such insurer that coverage will be terminated, specially rated or not renewed, or that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.20 Opinion of Financial Advisor. The Special Committee has received the opinion of J.P. Morgan Securities Inc., dated as of the date of this Agreement, to the effect that, as of the date hereof, the Merger Consideration is fair to the Public Shareholders from a financial point of view.

Section 3.21 Required Vote of the Company Shareholders. The affirmative vote of the holders of outstanding shares of Company Common Stock, representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock, is the only vote of holders of securities of the Company which is required to approve this Agreement, the Merger and the other transactions contemplated hereby under the NCBCA, the Company Charter Documents and the rules and regulations of the Nasdaq Stock Market (the “Company Shareholder Approval”). All issued and outstanding shares of Company Common Stock are entitled to vote.

Section 3.22 Material Contracts.

(a) Except for the Company Benefit Plans listed on Section 3.10(a) of the Company Disclosure Letter, as set forth in Section 3.22(a) of the Company Disclosure Letter,

neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services, (iii) that is a partnership or joint venture agreement, (iv) for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2007, (v) with any (x) Governmental Entity that is not a customer, client or supply Contract or (y) director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company, (vi) that is a loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries having an outstanding principal amount in excess of $1 million individually, (vii) that is a financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (viii) that is a voting agreement or registration rights agreement, (ix) that is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (x) that is a customer, client or supply Contract that involves consideration in fiscal year 2007 in excess of $5 million or that is reasonably likely to involve consideration in fiscal year 2007 in excess of $5 million, (xi) that is a Contract (other than customer, client or supply Contracts) that involves consideration (whether or not measured in cash) of greater than $5 million, (xii) that is a collective bargaining agreement, (xiii) that is a “standstill” or similar agreement, (xiv) that is a Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities, (xv) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, that is a (1) lease or rental Contract, (2) product design or development Contract, (3) consulting Contract, (4) indemnification Contract, (5) license or royalty Contract, (6) merchandising, sales representative or distribution Contract or (7) Contract granting a right of first refusal or first negotiation, or (xvi) that is a commitment or agreement to enter into any of the foregoing (the Contracts and other documents described in clauses (i) through (xvi) of this Section 3.22(a) and to which the Company and any of its Subsidiaries is a party to or bound by, all contracts set forth in Section 3.22(a) of the Company Disclosure Letter and all contracts which have been filed with the SEC prior to the date hereof, being referred to herein as “Company Material Contracts”). Neither the Company nor any of its Subsidiaries is a party to any Contract that purports to be binding on, or imposes any obligations on, Parent or any Affiliate of Parent other than (i) the Company or its Subsidiaries or (ii) any employee, officer or director of the Company or any of its Subsidiaries (in such capacity).

(b) (i) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it under each Company Material Contract, except where such failure to perform would not be material to the Company and its Subsidiaries taken as a whole, and (iii) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract, except where such default would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.23 Finders or Brokers. Except for J.P. Morgan Securities Inc., neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby. The Company has provided to Parent prior to or contemporaneous with the execution of this Agreement a true and complete copy of its engagement letter with J.P. Morgan Securities Inc. and there are no amounts payable, or commitments made, to J.P. Morgan Securities Inc. in connection with this Agreement and the transactions contemplated by this Agreement other than as set forth in such engagement letter.

Section 3.24 State Takeover Statutes. The provisions of Articles 9 and 9A of the NCBCA are not applicable to the Company or its shareholders or an exemption is available therefrom and no other “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover statute or regulation enacted under any state law applicable to the Company is applicable to the Merger, or the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, including any modification or qualification thereto included in the Company Disclosure Letter (but subject to the limitation described in the introduction of Article III with respect to the Company Disclosure Letter), neither the Company nor any other person or entity on its behalf makes any other express or implied representation or warranty with respect to the Company or any information provided to Parent or Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), it being understood and agreed that each item in a particular section of the Parent Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent on the face of such disclosure, Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification; Organization.

(a) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate, limited partnership, or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation or limited partnership, as applicable, in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby (a “Parent Material Adverse Effect”).

Section 4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate or limited partnership, as applicable, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the general partner of Parent and the Board of Directors of Merger Sub, and by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(b) Other than in connection with or in compliance with (i) the provisions of the NCBCA, (ii) the Exchange Act and (iii) the HSR Act, no authorization, consent or approval of, notification to or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or Merger Sub or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss, Lien or failure to obtain consent that would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Proxy Statement; Other Information. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by Parent or Merger Sub and contained in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.4 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date hereof, of (i) executed commitment letters and Rollover Commitments (collectively, the “Buyer Group Commitments”), pursuant to which certain Buyer Group Parties have agreed to provide equity financing to Parent and debt financing to a wholly owned subsidiary of Parent in connection with the Merger (collectively, the “Buyer Group Financing”), and (ii) executed debt commitment letters and related term sheets (the “Debt Commitment Letters” and together with the Buyer Group Commitments, the “Financing Commitments”), pursuant to which, and subject to the terms and conditions thereof, the lenders specified therein have committed to provide Parent or the Surviving Corporation with loans in the amounts described therein, the proceeds of which will be used as described therein to consummate the Merger and the other transactions contemplated hereby (the “Debt Financing” and together with the Buyer Group Financing, the “Financing”). As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof and, as of the date hereof, the Financing Commitments (or, if applicable, any New Financing Commitments entered into pursuant to Section 5.9) are the valid, binding and enforceable obligations of Parent and Merger Sub and any Buyer Group Party a party thereto, as applicable, and to the Knowledge of Parent, the other parties thereto. The Financing, subject to the terms and conditions of the Financing Commitments, and cash on hand in the Company constitute all of the financing required for the consummation of the Merger and the other transactions contemplated hereby, and are sufficient for the payment of the aggregate Merger Consideration and the aggregate Option Consideration. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make Financing available to Parent on the terms therein. Notwithstanding anything in this Agreement to the contrary, the Debt Commitment Letters may be superseded at the option of Parent or Merger Sub after the date of this Agreement but prior to the Effective Time by New Financing Commitments, subject to, and in accordance with Section 5.9. In such event, the term “Financing Commitments” as used herein shall be deemed to include the New Financing Commitments to the extent then in effect and the term “Financing” shall be deemed to be similarly modified.

Section 4.5 Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Neither Parent nor Merger Sub has conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

Section 4.6 Finders or Brokers. Except for Macquarie Securities (USA) Inc. (“Macquarie”) and Goldman, Sachs & Co. (“Goldman Sachs”), neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 4.7 Guarantee. There has been delivered to the Company on the date hereof a Guarantee dated the date hereof which has been executed by the parties signatory thereto (the “Guarantee”). The Guarantee has not been replaced, amended or modified. The Guarantee is in full force and effect.

Section 4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, including any modification or qualification thereto included in the Parent Disclosure Letter (but subject to the limitation described in the introduction of Article IV with respect to the Parent Disclosure Letter) neither Parent nor Merger Sub nor any other person or entity on its behalf makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any information provided to the Company.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (w) as may be required by applicable Law, (x) with the prior written consent of Parent, (y) as expressly contemplated or permitted by this Agreement or (z) as disclosed in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course consistent with past practices, (ii) use reasonable best efforts to maintain and preserve intact its business organization to maintain its rights, franchises, licenses and other authorizations issued by Governmental Entities and to retain the services of its key officers and key employees and (iii) take no action which would reasonably be expected to materially impair or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, except as set forth in Section 5.1(b) of the Company Disclosure Letter or expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(i) adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock or other equity interests;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity interests, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options issued and outstanding as of the date hereof under the Company Stock Plan;

(iii) grant any person any right to acquire any shares of its capital stock or other equity interests;

(iv) issue any additional shares of capital stock or other equity interests except pursuant to the exercise of stock options issued under the Company Stock Plans issued and outstanding as of the date hereof and listed on Section 3.2(a) of the Company Disclosure Letter and in accordance with the terms of such instruments;

(v) purchase, sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $5 million in the aggregate;

(vi) make any investment or acquisition of another person or business, whether by purchase of stock or securities, contributions to capital, property transfers, or purchases of property or assets in excess of $5 million in the aggregate;

(vii) make any capital expenditures not contemplated by the capital expenditure budget having an aggregate value in excess of $5 million for any 12 consecutive month period;

(viii) incur, assume, guarantee, or become obligated with respect to, any debt, which, when taken together with all other debt of the Company and its Subsidiaries, would result in there being indebtedness of the Company and its Subsidiaries greater than $180 million in the aggregate outstanding at any given time (excluding intercompany debt), or any debt which contains covenants that restrict the Merger or that are inconsistent with the Financing Commitments;

(ix) enter into, renew, extend, amend or terminate (A) any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract, in each case, other than any Contract relating to indebtedness that would not be prohibited under clause (viii) of this Section 5.1(b), or (B) any Contracts not in the ordinary course, involving the commitment or transfer of value in excess of $5 million in the aggregate in any year;

(x) enter into, amend or terminate any material reinsurance, coinsurance, modified coinsurance or any similar Contract (including any surplus relief or financial reinsurance Contract), whether as reinsurer or reinsured;

(xi) except to the extent required by Law or by Contracts in existence as of the date hereof (complete copies of which have been provided or made available to Parent prior to the date hereof), (A) increase in any manner the compensation or benefits of any of its employees, directors, consultants, independent contractors or service providers, except, with respect to non-officer employees, in the ordinary course of business consistent with past practice, (B) pay any pension, severance or retirement benefits not required by any existing plan or agreement to any such employees, directors, consultants, independent contractors or service providers, (C) except to comply with Sections 2.3 or 5.12, enter into, amend, alter, adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider, (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, or (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $1 million in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice;

(xiii) amend or waive any provision of, or modify, the Company Charter Documents or Subsidiary Documents;

(xiv) take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(xv) enter into any “non-compete” or similar agreement that would materially restrict the businesses of the Surviving Corporation or its Subsidiaries following the Effective Time or that would in any way restrict the businesses of Parent or its Affiliates

(excluding the Surviving Corporation and its Subsidiaries) or take any action that may impose new or additional regulatory requirements on any Affiliate of Parent (excluding the Surviving Corporation and its Subsidiaries);

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(xvii) implement or adopt any material change in its existing underwriting, claim handling, loss control, investment, actuarial (or any material assumption underlying an actuarial practice or policy) or Tax or financial accounting principles, practices or methods, other than as required by GAAP, applicable Law or regulatory guidelines;

(xviii) (A) enter into any closing agreement with respect to material Taxes, (B) settle or compromise any material liability for Taxes, (C) make, revoke or change any material Tax election, (D) file or surrender any claim for a material refund of Taxes, (E) file any amended Tax Return involving a material amount of Taxes, or (F) prepare any Tax Returns in a manner which is not consistent in all material respects with the past practice of the Company and its Subsidiaries;

(xix) enter into any new, or materially amend or otherwise materially alter any current, Affiliate Transaction or transaction which would be an Affiliate Transaction if such transaction occurred prior to the date hereof; or

(xx) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b).

Notwithstanding anything to the contrary herein, any action or failure to act by any of Lonnie C. Poole, Jr., Jim W. Perry or Lonnie C. Poole, III, or at their direction, will not be deemed to be actions of the Company for purposes of this Section 5.1 unless such action or failure to act was taken with the support of a majority of the independent members of the Board of Directors of the Company.

Section 5.2 Investigation.

(a) From the date hereof until the Effective Time and subject to the requirements of applicable Laws, the Company shall (i) provide to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including furnishing to Parent the financial results of the Company in advance of any filing by the Company with the SEC containing such financial results), and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 5.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent or Merger Sub in any investigation pursuant to this Section 5.2(a) shall affect or be deemed to modify accordingly any representation or warranty made by the Company in Article III.

(b) Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of April 9, 2007, between Macquarie and the Company and the Confidentiality Agreement, dated as of April 9, 2007, between GS Direct, L.L.C. and the Company (as each may be amended from time to time, the “Confidentiality Agreements”), Parent and its Representatives shall hold information received from the Company pursuant to this Section 5.2 in confidence in accordance with the terms of the Confidentiality Agreements; provided that Macquarie and GS Direct, L.L.C. shall be entitled to share such information with prospective co-investors or limited partners of the members of Macquarie and GS Direct, L.L.C.; provided further, however, that any prospective co-investors or limited partners of the members of Macquarie and GS Direct, L.L.C. to whom Macquarie or GS Direct, L.L.C. provides such information shall be informed of and agree to abide by the confidentiality provisions of the applicable Confidentiality Agreement.

Section 5.3 No Solicitation.

(a) Subject to Sections 5.3(c)-(j) or as otherwise permitted or contemplated by this Agreement, the Company agrees that it shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their Representatives (including any retained by the Special Committee) to, directly or indirectly, (i) initiate, solicit, encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to an Alternative Proposal, or facilitate the making or completion of an Alternative Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) adopt, endorse or recommend, or propose publicly to adopt, endorse or recommend, any Alternative Proposal, (iv) adopt, endorse or recommend, or propose to adopt, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement, or (vi) resolve to propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.

(b) The Company shall (and shall cause each of its Subsidiaries and Representatives to) immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) regarding any Alternative Proposal or intention to make an Alternative Proposal.

(c) Notwithstanding anything to the contrary in Section 5.3(a) and (b), the Company (acting through its Special Committee) may, in response to an unsolicited Alternative Proposal which did not result from or arise in connection with a breach of Section 5.3(a) or (b) and with respect to which the Board of Directors of the Company makes a prior determination, in good faith and after consultation with its outside counsel and financial advisors, that such Alternative Proposal would reasonably be expected to lead to a Superior Proposal and that failing to take the actions referred to in the immediately following clauses (i) and (ii) with respect to such Alternative Proposal would be inconsistent with the Board of Directors of the Company’s or the Special Committee’s exercise of its fiduciary duties under applicable Law, (i) furnish information with respect to the Company and its Subsidiaries to the person making such Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement no less restrictive of the other party than the Confidentiality Agreements and (ii) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; provided, however, that (i) Parent shall be entitled to receive an executed copy of such confidentiality agreement prior to the Company furnishing information to the person making such Alternative Proposal or its Representatives and (ii) the Company shall simultaneously provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent.

(d) Subject to Section 7.1(c)(ii), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify, qualify or amend in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, modify, qualify or amend in a manner adverse to Parent or Merger Sub, the Recommendation, (ii) approve any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar agreement relating to any Alternative Proposal, (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal, (iv) fail to include the Recommendation in the Proxy Statement or (v) knowingly take any other action or knowingly make any public statement that is inconsistent in any material respect with the Recommendation (collectively, a “Change in Recommendation”). Notwithstanding the foregoing, but subject to Section 5.4(b), if, prior to receipt of the Company Shareholder Approval, the Board of Directors of the Company or the Special Committee determines in good faith, in response to a Superior Proposal (and after complying with the provisions described in the definition of Superior Proposal), after consultation with outside counsel, that failure to make a Change in Recommendation would be inconsistent with the Board of Directors of the Company’s or the Special Committee’s exercise of its fiduciary duties under applicable Law, the Board of Directors of the Company, the Special Committee or any other committee of the Board of Directors of the Company may make a Change in Recommendation.

(e) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any Alternative Proposal or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information in the ordinary course of business and consistent with past practice and not reasonably expected to be related to an Alternative Proposal, and (iii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or inquiry and the material terms of any such Alternative Proposal or inquiry (including copies of any document or correspondence evidencing such Alternative Proposal or inquiry). The Company shall keep Parent reasonably informed on a current basis of the status (including any change to the terms thereof) of any such Alternative Proposal or inquiry. Notwithstanding the foregoing, if any Alternative Proposal or inquiry is made, or any other information with respect to such Alternative Proposal or inquiry is provided, solely to Lonnie C. Poole, Jr., Jim W. Perry or Lonnie C. Poole, III, the Company shall have no obligations under this Section 5.3(e) with respect to such Alternative Proposal, inquiry, or information until such time as any member of the Special Committee is made aware of such Alternative Proposal, inquiry, or information.

(f) Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company (or the Special Committee) from making any disclosure to its shareholders if the failure so to disclose would be inconsistent with the Board of Directors of the Company’s (or the Special Committee’s) fiduciary duties, or any disclosure requirements, under applicable Law, or from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that the Recommendation shall be deemed to have been withdrawn for all purposes of Sections 7.1(d)(ii), 7.1(d)(iii) and 7.2 hereunder if the Board of Directors of the Company (or the Special Committee) makes any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) unless the Board of Directors (or the Special Committee) expressly publicly reaffirms, without qualification, the Recommendation at least 2 Business Days prior to the Company Meeting.

(g) As used in this Agreement, “Alternative Proposal” means (i) any proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for a merger, consolidation, business combination, share exchange, recapitalization, reorganization, dissolution, liquidation or other similar transaction involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company of over 25% of the Company Common Stock or other equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, (A) over 25% of the Company Common Stock or other equity securities of the Company or (B) assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 25% or more of the Company’s consolidated assets or to which 25% or more of the Company’s revenues or earnings on a consolidated basis are attributable, in each case other than the Merger.

(h) As used in this Agreement, “Superior Proposal” means any Alternative Proposal made by any person (A) on terms which the Board of Directors of the Company (or the Special Committee) determines in good faith, after consultation with the Company’s (or the Special Committee’s) outside legal counsel and financial advisors, to be more favorable to the Public Shareholders than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any proposal or offer by Parent to amend the terms of this Agreement and the Merger) and (B) that is reasonably capable of being completed substantially prior to the End Date set forth herein, taking into account all financial, regulatory, legal and other aspects of such proposal (and without taking into account any actual or apparent impediment to completion of such proposal posed by the existence or effect of the Support Agreement or any statement to the Company by any party thereto of an intention to act in accordance therewith); provided that, for purposes of this Section 5.3(h), the references to “over 25%” and “25% or more” in the defined term “Alternative Proposal” shall be deemed to be replaced by “75% or more”; and provided that the Board of Directors of the Company (or the Special Committee) shall not so determine that any such proposal is a Superior Proposal prior to the time that is five Business Days after the time by which the Company has notified Parent and

Merger Sub under Section 5.3(e). During such five Business Day period, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent and Merger Sub (to the extent Parent and Merger Sub wish to do so) to enable Parent and Merger Sub to make a proposal that renders the Superior Proposal no longer a Superior Proposal.

(i) Notwithstanding anything to the contrary herein, the Company shall not be entitled to enter into any agreement (other than a confidentiality agreement in accordance with Section 5.3(c)) with respect to a Superior Proposal unless this Agreement shall have been or is concurrently terminated in a manner permitted hereunder and the Company shall have paid to Parent the Company Termination Fee payable pursuant to Section 7.2.

(j) Notwithstanding anything to the contrary above, in no event shall any action or failure to act taken by, or at the express direction of Lonnie C. Poole, Jr., Jim W. Perry or Lonnie C. Poole, III (other than any such action or failure to act taken with the support of a majority of the independent members of the Board of Directors of the Company), constitute a violation by the Company of this Section 5.3. Nothing contained in this Section 5.3 shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 5.3.

Section 5.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare the Proxy Statement (which shall include the Recommendation), and the Company and Parent shall prepare the Schedule 13E-3. Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. The Company will use its reasonable best efforts to have the Proxy Statement, and Parent and the Company will use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and Parent and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Company will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.

(b) The Company shall (i) take all action necessary in accordance with the NCBCA and the Company Charter Documents to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”), and (ii) subject to Section 5.3(d), use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby; provided that, in the event of a Change in Recommendation pursuant to Section 5.3(d), notwithstanding clause (ii) of this Section 5.4(b), (x) the Company may disclose the fact of such Change in Recommendation in any solicitation made by the Company to its shareholders and (y) the Company shall not be required to solicit proxies in favor of the Company Shareholder Approval unless the Board of Directors of the Company or Special Committee thereafter reaffirms the Recommendation.

Section 5.5 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and the Company shall cause each of its Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals, from Governmental Entities or other persons and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fourteen (14) Business Days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act as promptly as reasonably practicable, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state or foreign antitrust enforcement authorities or competition authorities, other Governmental Entities, or other state or federal regulatory authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date) and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with copies of notices or other communications sent or received by the Company or Parent, as the case may be, or any of their Subsidiaries, to or from any third party and/or any Governmental Entity with respect thereto, and permit the other to review in advance any proposed written communication by such party to any supervisory or Governmental Entity. Notwithstanding anything in this Agreement to the contrary, except as provided below, nothing contained in this Agreement shall be deemed to require Parent or any of its Affiliates, or the Company (unless requested by Parent) or any of its Subsidiaries or the Surviving Corporation or any of its Affiliates to take or agree to take any Action of Divestiture or Limitation. For purposes of this Agreement, an “Action of Divestiture or Limitation” shall mean (i) executing or carrying out agreements or submitting to the requirements of any Governmental Entity providing for a license, sale or other disposition of any assets or businesses or categories of assets or businesses of the Company and its Subsidiaries or the holding separate of any assets or businesses or Company capital stock or imposing or seeking to impose any limitation on the ability of the Company or any of its Subsidiaries to own such assets or to acquire, hold or exercise full rights of ownership of the Company’s business or on the ability of the Company to conduct the business of the Company and its Subsidiaries, (ii) modification of a Company Permit or the terms of any Contract with any customer of the Company or any of its Subsidiaries in a manner that would materially reduce the economic benefits of such Company Permit or Contract or (iii) the imposition of any material condition or limitation that restricts the business of Parent or its Affiliates. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Notwithstanding anything in this Agreement to the contrary, the Company shall, upon the request of Parent, agree to take any Action of Divestiture or Limitation with respect to the Company or any of its Subsidiaries so long as such Action of Divestiture or Limitation is binding on the Company and its Subsidiaries only in the event the Closing occurs. Notwithstanding anything in this Agreement to the contrary, the Company shall not, and shall cause its Subsidiaries not to, undertake any Action of Divestiture or Limitation with respect to the Company or any of its Subsidiaries without the consent of Parent, which may be withheld in Parent’s sole discretion.

(c) Subject to the rights of Parent in Section 5.10, and in furtherance and not in limitation of the covenants of the parties contained in this Section 5.5, if any administrative or judicial action or proceeding, including any proceeding by a private party, is (or has been prior to the date hereof) instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.5 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.5.

(d) For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.

Section 5.6 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other form of anti-takeover statute or regulation shall become applicable to the Merger, the Rollover Commitments or the other transactions contemplated by this Agreement to which an available exemption is not available therefrom, each of the Company and Parent and the members of the Company’s Board of Directors shall grant such approvals and take such actions as are necessary so that the Merger, the Rollover Commitments and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, the Rollover Commitments and the other transactions contemplated hereby.

Section 5.7 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 5.8 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees (in their capacity as such and not as shareholders or option holders of the Company or its Subsidiaries), as the case may be, of the

Company or its Subsidiaries as provided in the Company Charter Documents or Subsidiary Documents, or in any agreement in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, to the extent permitted under applicable Law, Parent shall cause the Surviving Corporation to adopt or maintain exculpation, advancement of expenses and indemnification provisions no less favorable than those set forth in the Company Charter Documents and Subsidiary Documents in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification, advancement of expenses and exculpation in respect of any Action pending or asserted or any claim made within such six (6) year period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted under applicable Law, each current and former director or officer of the Company or of a Subsidiary of the Company (each, together with such person’s heirs, executors, administrators or personal representatives, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based on or arising out of (i) the fact that such Indemnified Party was a director or officer of the Company or such Subsidiary or (ii) acts or omissions by an Indemnified Party in the Indemnified Party’s capacity as a director or officer of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary, in each case under (i) or (ii), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated by this Agreement) (each, an “Action”); provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s prior written consent, and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any one jurisdiction with respect to any single Action except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

(c) For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or provide substitute policies or purchase or cause the Surviving Corporation to purchase a “tail policy” for such period, in either case, of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year more than 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; and provided, further that if the Surviving Corporation purchases a “tail policy” and the same coverage costs more than 250% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 250% of such last annual premium.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter Documents or Subsidiary Documents or the organizational documents of the Surviving Corporation, any other indemnification arrangement, the NCBCA or otherwise. The provisions of this Section 5.8 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8. The Surviving Corporation shall pay all reasonable expenses, including, without limitation, reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligation provided in this Section 5.8.

Section 5.9 Financing.

(a) Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy all conditions applicable to Parent, or Merger Sub in such definitive agreements, (iii) to comply with its obligations under the Financing Commitments, (iv) to obtain alternative financing commitments on terms no less favorable to Parent, Merger Sub or the Company than the current Financing Commitments if the current Financing Commitments become unavailable, and (v) to not agree to any amendment or modification to be made to, or any waiver of any material provision or remedy under the Financing Commitments, if such amendment, modification, waiver or remedy reduces the aggregate amount of the Financing or amends the conditions precedent to the Financing in a manner that would reasonably be expected to delay or prevent the consummation of the Merger or make the funding of the Financing less likely to occur. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of all documents related to the Financing Commitments and the Financing (other than any ancillary documents subject to confidentiality agreements, including fee letters and engagement letters). In the event that (i) all conditions in Sections 6.1 and 6.3 have been satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) at the time when the Closing would have occurred but for the failure of the Financing Commitments to be funded, (ii) the financing provided for by the Debt Commitments has been funded or Parent has received written notification that it will be funded at the Closing if the Buyer Group Commitments are funded at the Closing, and (iii) the Company has irrevocably confirmed that if the Financing is funded such that the Closing pursuant to Section 1.2 could occur, the Company is willing to waive all conditions in Section 6.2, then Parent shall enforce its rights under the Financing Commitments to cause the Financing Commitments to be funded at the Closing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letters, (A) Parent and Merger Sub shall promptly notify the Company and (B) Parent and Merger Sub shall use their reasonable best efforts to seek to arrange and obtain alternative financing from alternative sources on terms no less favorable to Parent, Merger Sub or the Company than the current Financing Commitments in an amount sufficient to consummate the merger which would not reasonably be expected to prevent, materially impede or delay the consummation of the transactions contemplated by this Agreement. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments or of any condition not likely to be satisfied, in each case, of which Parent or Merger Sub becomes aware or any termination of the Financing Commitments. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative Financing, is not a condition to Closing. In connection with its obligations under this Section 5.9, Parent shall not be restricted from amending, modifying or replacing the Debt Commitment Letters with new Financing Commitments, including through co-investment by or financing from one or more other additional parties (the “New Financing Commitments”) if the same does not reduce the aggregate amount of Parent’s financing or amend the conditions to drawdown in a manner adverse to the Company’s interests hereunder or otherwise delay or prohibit consummation of the Merger or other transactions contemplated hereby.

(b) The Company shall provide, and shall cause its Subsidiaries and each of its and their respective Representatives, including legal and accounting, to provide, all cooperation reasonably requested by Parent and that is customary in connection with the arrangement of the Financing, and the other transactions contemplated by this Agreement, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company, including (i) providing information as promptly as practicable relating to the Company and its Subsidiaries to the parties providing the Financing, (ii) participating in a reasonable number of meetings, drafting sessions and due diligence sessions in connection with the Financing, (iii) providing assistance in the preparation of (A) one or more offering documents or confidential information memoranda for any of the Debt Financing (including the execution and delivery of one or more customary representation letters in connection therewith) and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing and syndicating efforts for any of the Debt Financing, including providing (A) assistance in the preparation for, and participating in, meetings, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies and (B) for the use of the Company’s logo in connection with such marketing and syndicating efforts (provided that such logo is used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks), (v) executing and delivering (or obtaining from advisors), and causing its Subsidiaries to execute and deliver (or obtain from advisors), customary certificates (including solvency certificates), comfort letters, legal opinions or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing as may be reasonably requested by Parent in connection with the Financing and otherwise facilitating the pledge of collateral and providing of guarantees contemplated by the Debt Commitment Letter; provided, however, that no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument (other than the representation letters referred to above) shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time, and (vi) providing Parent with (A) customary pay-off letters with respect to the current credit facilities of the Company and its Subsidiaries and (B) recordable form lien releases, canceled notes and other documents reasonably requested by Parent prior to the Closing indicating that all Liens resulting from such credit facilities shall be satisfied, terminated and discharged on or prior to the Closing Date. The Company shall request, and Parent shall promptly, upon such request, reimburse Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the foregoing cooperation and shall indemnify and hold harmless the Company, its Subsidiaries, and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with such cooperation or the Financing. All material, non-public information regarding the Company and its Subsidiaries provided to Parent or Merger Sub or their Representatives pursuant to this Section 5.9 shall be kept confidential by them in accordance with the Confidentiality Agreements except for disclosure to potential financing sources as required in connection with the Financing Commitments (and then subject to customary confidentiality protections).

Section 5.10 Shareholder Litigation.

(a) The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Merger or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld, conditioned or delayed.

(b) The Company shall give Parent prompt notice of any claims received by it relating to any Dissenting Shares or Dissenting Shareholders, and Parent shall have the right to participate in all negotiations and proceedings with respect to such claims. The Company shall not settle or compromise prior to the Effective Time any claim of a Dissenting Shareholder without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed. Parent and Merger Sub consent to the Company providing its shareholders with dissenters’ rights in connection with the Merger in accordance with Article 13 of the NCBCA.

Section 5.11 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could reasonably be expected to be material to the Company, the Surviving Corporation or Parent or any of their Subsidiaries, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would or would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The Company shall notify Parent, on a current basis, of any events or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, and shall reasonably cooperate with Parent or its Affiliates in efforts to mitigate any adverse consequences to Parent or its Affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).

Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company shall take all commercially reasonable steps to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent any such condition may be waived in compliance with applicable Law and this Agreement) at or prior to the Effective Time of the following conditions:

(a) The Company shall have obtained the requisite shareholder approval to adopt this Agreement, the Merger and transactions contemplated hereby under the NCBCA, the Company Charter Documents and the rules and regulations of the Nasdaq Stock Market as specified in Section 3.21;

(b) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and/or the other transactions contemplated by this Agreement shall be in effect; and

(c) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment or waiver of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to “Parent Material Adverse Effect” or “materiality,” shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure to be true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in this Section 6.2(a)) only as of such date or period;

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by the general partner of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment or waiver of the following conditions:

(a) (i) The representations and warranties of the Company contained in Sections 3.1(a), 3.2, 3.21 and 3.24 shall be true and correct in all respects (except, in the case of Sections 3.1(a) and 3.2 for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement (other than those referred to in clause (i) of this Section 6.3(a)), disregarding all qualifications and exceptions contained therein relating to “Company Material Adverse Effect” or “materiality,” shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where in the case of this clause (ii) the failure to be true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period;

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Financial Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied;

(d) Since the date of this Agreement there shall not have occurred and be continuing any Company Material Adverse Effect; and

(e) Holders of no more than ten percent (10%) of the outstanding Company Common Stock shall be Dissenting Shareholders.

ARTICLE VII

TERMINATION

Section 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before June 30, 2008 (subject to the following proviso, the “End Date”), and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have caused the failure to consummate the Merger on or before the End Date; provided, however, that in the event the conditions set forth in Section 6.1(c) shall not have been satisfied on or before the End Date, Parent may unilaterally extend, by notice delivered to the Company on or prior to the original End Date, the End Date until September 30, 2008, in which case the End Date shall be deemed for all purposes to be such date;

(ii) an injunction, other legal restraint or order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to remove such injunction, other legal restraint or order to the extent required to do so by Section 5.5; or

(iii) the Company Meeting (including any adjournments thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right of the Company to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.3 or 5.4;

(c) by the Company, if:

(i) Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least ten (10) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided further that in the event any court of competent jurisdiction determines that Parent failed to consummate the Merger despite an obligation under the terms of the Agreement to do so, such determination shall be grounds for the Company to terminate this Agreement; or

(ii) prior to the receipt of the Company Shareholder Approval, (A) the Board of Directors of the Company (or the Special Committee) has received a Superior Proposal, (B) in light of such Superior Proposal a majority of the disinterested directors of the Company (or the Special Committee) shall have determined in good faith, after consultation with outside counsel, that the failure to make a Change in Recommendation would be inconsistent with the Board of Directors of the Company’s (or the Special Committee’s) fiduciary duty under applicable Law, (C) the Company is in compliance, in all material respects, with Section 5.3, and (D) the Board of Directors of the Company has approved, and the Company concurrently with the termination of this Agreement enters into, a definitive agreement providing for the implementation of such Superior Proposal; provided that the Company has notified Parent in writing of the determinations described in clause (B) above, and at least five Business Days following receipt by Parent of such notice, and taking into account any revised proposal made by Parent since receipt of such notice, such Superior Proposal remains a Superior Proposal and a majority of the disinterested directors of the Company (or the Special Committee) has again made the determinations referred to in clause (B) above, and provided further that the Company concurrently with the termination of this Agreement pays the fee due under Section 7.2;

(iii) (A) all conditions in Sections 6.1 and 6.3 remain satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing), (B) the Company has irrevocably confirmed that it is willing to waive all conditions in Section 6.2, and (C) Parent provides written notice to the Company that it is not willing to consummate the Merger; or

(iv) after a period of forty-five (45) days following the giving of written notice from Company to Parent if, at the time of the provision of such notice, (A) all conditions in Sections 6.1 and 6.3 remain satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing), (B) the Company has irrevocably confirmed that all conditions set forth in Section 6.2 have been satisfied or that it is willing to waive all conditions in Section 6.2, and (C) the Closing has not taken place;

(d) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least ten (10) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination;

(ii) the Board of Directors of the Company or the Special Committee makes a Change in Recommendation;

(iii) the Company or any of its Subsidiaries or Representatives willfully and materially breaches its obligations under Section 5.3 or 5.4 or if the Company gives Parent the notification contemplated by Section 7.1(c)(ii); or

(iv) since the date of this Agreement (A) there shall have been a Company Material Adverse Effect that cannot be cured by the End Date, or (B) any fact, circumstance, event, change, effect or occurrence shall have occurred that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences would be reasonably likely to prevent or materially delay or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Merger or the other transactions contemplated hereby, and that cannot be cured by the End Date.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreements and the provisions of Section 7.2 and Article VIII), and there shall be no other liability or obligation on the part of the Company or Parent and Merger Sub to the other, except as specified in Section 7.2 (subject to any limitations or other provisions pertaining thereto expressly set forth in this Agreement) or liability or obligation as provided for in the Confidentiality Agreements; provided, however, that nothing in this Section 7.1 or otherwise in this Agreement shall be deemed to limit or restrict the pursuit of the remedies available to Parent and Merger Sub specified in Section 8.5, which shall be cumulative, and not exclusive, of any other remedies provided hereunder (including those specified in Section 7.2), regardless of any actual or purported termination of this Agreement.

Section 7.2 Termination Fee.

(a) In the event that:

(i) (A) an Alternative Proposal shall have been made to the Company on or after the date hereof, or shall have been made directly to its shareholders generally on or after the date hereof, or any person shall have publicly announced on or after the date hereof an intention (whether or not conditional or withdrawn) to make an Alternative Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or 7.1(b)(iii), or by Parent pursuant to 7.1(d)(i) and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Alternative Proposal within twelve (12) months of the date this Agreement is terminated;

(ii) (A) no Alternative Proposal is made to the Company after the date hereof, or made directly to its shareholders generally after the date hereof, and no person shall have publicly announced, after the date hereof, an intention (whether or not conditional or withdrawn) to make an Alternative Proposal, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or 7.1(b)(iii), or by Parent pursuant to 7.1(d)(i) and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction within twelve (12) months of the date this Agreement is terminated with any person who made or whose Affiliate made an Alternative Proposal prior to the date hereof to the Company or directly to its shareholders or who publicly announced prior to the date hereof an intention to make an Alternative Proposal;

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iv) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), or pursuant to Section 7.1(d)(iii);

then in any such event under clause (i), (ii), (iii) or (iv) or of this Section 7.2(a), the Company shall pay to Parent a termination fee of $19,027,627 in cash (the “Company Termination Fee”), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i), 7.1(c)(iii) or 7.1(c)(iv), then Parent shall pay to the Company a termination fee of $29,900,556 in cash (the “Parent Termination Fee”), it being understood that in no event shall the Parent be required to pay the Parent Termination Fee on more than one occasion.

In the event that an Alternative Proposal shall have been made to the Company on or after the date hereof or shall have been made directly to its shareholders generally on or after the date hereof or any person shall have publicly announced on or after the date hereof an intention (whether or not conditional or withdrawn) to make an Alternative Proposal and thereafter this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i), 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i) and no Company Termination Fee is yet payable in respect thereof pursuant to Section 7.2(a)(i), then the Company shall pay to Parent all of the Expenses of Parent and Merger Sub and thereafter the Company shall be obligated to pay to Parent the Company Termination Fee (less the amount of Expenses previously actually paid to Parent pursuant to this sentence) in the event such fee is payable pursuant to Section 7.2(a)(i); provided, however, that the Company will under no circumstances be required to pay Expenses exceeding $8.75 million (the “Expense Cap”), and in no event shall the Company be required to pay Expenses on more than one occasion. As used herein, “Expenses” shall mean all reasonable, itemized, and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its shareholders and Affiliates), incurred by Parent or Merger Sub or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Financing and all other matters related to the Merger.

In the event that an Alternative Proposal shall have been made to the Company or shall have been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Alternative Proposal and thereafter this Agreement is terminated by Parent pursuant to Section 7.1(d)(i) and no Company

Termination Fee is yet payable in respect thereof pursuant to Section 7.2(a)(ii), then the Company shall pay to Parent all of the Expenses of Parent and Merger Sub and thereafter the Company shall be obligated to pay to Parent the Company Termination Fee (less the amount of Expenses previously actually paid to Parent pursuant to this sentence) in the event such fee is payable pursuant to Section 7.2(a)(ii); provided, however, that the Company will under no circumstances be required to pay Expenses exceeding the Expense Cap, and in no event shall the Company be required to pay Expenses on more than one occasion.

In the event that Parent terminates this Agreement pursuant to Section 7.1(d)(i) as a result of a failure of a condition set forth in Section 6.3(a)(i), the Company shall pay to Parent all of the Expenses of Parent and Merger Sub up to the Expense Cap (it being understood that in no event shall the Company be required to pay Expenses on more than one occasion), and thereafter the Company shall be obligated to pay to Parent the Company Termination Fee (less the amount of Expenses previously actually paid to Parent pursuant to this sentence) in the event the Company enters into a definitive agreement with respect to, or consummates any Alternative Proposal within twelve (12) months of the date this Agreement is terminated. For purposes of this Section 7.2 only, in all references to the defined term “Alternative Proposal,” the figure “25%” will be deemed to be replaced by the figure “40%.”

(c) Any payment required to be made pursuant to Section 7.2(a)(i) or pursuant to Section 7.2(a)(ii) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by an Alternative Proposal (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to Section 7.2(a)(iii) shall be made to Parent concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by the Company pursuant to Section 7.1(c)(ii); any payment required to be made pursuant to Section 7.2(a)(iv) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(d)(ii) or (iii), as applicable (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment pursuant to Section 7.1(d)(i) as a result of a failure of a condition set forth in Section 6.3(a)(i) shall be made to Parent promptly following termination of this Agreement by Parent, provided that if the Company Termination Fee shall become payable thereafter, such Company Termination Fee shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Alternative Proposal (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment). Any payment required to be made pursuant to Section 7.2(b) shall be made to the Company promptly following termination of this Agreement by the Company (and in any event not later than two Business Days after delivery to Parent of notice of demand for payment). In circumstances in which Expenses are payable, such payment shall be made to Parent not later than two Business Days after delivery to the Company of an itemization setting forth all Expenses of Parent (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment). Any payments required hereunder shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company as the case may be.

(d) In the event that any Person shall fail to fully pay the Company Termination Fee, Parent Termination Fee and/or Expenses, as applicable, required pursuant to this Section 7.2 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee, and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest payable upon a judgment for breach of contract entered by a North Carolina State court. In addition, if any Party shall fail fully to pay such fee and/or Expenses, as the case may be, when due, such Person shall also pay to the other Person all of such party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be. The parties acknowledge that the Company Termination Fee, Parent Termination Fee, Expense reimbursement and the other provisions of this Section 7.2 are an integral part of the Merger and that, without these agreements, neither party would enter into this Agreement and that actual damages for breaches of this Agreement may be impractical and difficult to ascertain accurately; that the Company Termination Fee, Parent Termination Fee, Expense reimbursement and the other provisions of this Section 7.2 are fair and reasonable estimates of, damages likely to be suffered by the respective parties in the event of occurrence of the circumstances giving rise to such respective payments; and that any amounts payable pursuant to this Section 7.2 therefore constitute liquidated damages and not a penalty.

(e) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE COMPANY’S RIGHT TO RECEIVE PAYMENT FROM PARENT OF THE PARENT TERMINATION FEE AND ENFORCE THE GUARANTEE SHALL BE THE SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW, IN EQUITY, IN CONTRACT , IN TORT OR OTHERWISE) OF THE COMPANY AND ITS SUBSIDIARIES AGAINST PARENT AND MERGER SUB OR ANY OF THEIR RESPECTIVE FORMER, CURRENT OR FUTURE GENERAL OR LIMITED PARTNERS, STOCKHOLDERS, MANAGERS, MEMBERS, DIRECTORS, OFFICERS OR AFFILIATES FOR THE LOSS SUFFERED AS A RESULT OF THE FAILURE OF THE MERGER TO BE CONSUMMATED OR FOR A BREACH OR FAILURE TO PERFORM HEREUNDER OR OTHERWISE, AND UPON PAYMENT OF SUCH AMOUNT NONE OF PARENT AND MERGER SUB OR ANY OF THEIR FORMER, CURRENT OR FUTURE GENERAL OR LIMITED PARTNERS, STOCKHOLDERS, MANAGERS, MEMBERS, DIRECTORS, OFFICERS OR AFFILIATES SHALL HAVE ANY FURTHER LIABILITY OR OBLIGATION RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. IN NO EVENT SHALL THE COMPANY BE ENTITLED TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE OF THIS AGREEMENT.

Section 7.3 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger, terminating this Agreement and abandoning the Merger or preventing the other party from exercising its rights to terminate this Agreement under Section 7.1, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of this Agreement or any covenant set forth herein.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. Except as set forth in Section 7.2 or as elsewhere provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law. This Agreement shall be solely governed by and construed pursuant to the laws of the State of North Carolina, and all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed solely by the laws of the State of North Carolina, all without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

Section 8.5 Jurisdiction; Enforcement.

(a) The parties agree that irreparable damage would occur to Parent and Merger Sub in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in Superior Court in Wake County of the State of North Carolina, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Eastern District of North Carolina, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (whether at law, in equity, in contract, in tort or otherwise), shall be brought and determined exclusively in Superior Court in Wake County of the State of North Carolina, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Eastern District of North Carolina. Each party further consents and agrees that any action commenced in a Superior Court in North Carolina may be assigned to a

Special Superior Court Judge for Complex Business Cases and thereby adjudicated pursuant to the rules of the North Carolina Business Court. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it will not bring any such action in any court other than the aforesaid courts. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, PARENT AND MERGER SUB ACKNOWLEDGE THAT, IF AN INJUNCTION IN FAVOR OF THE PARENT OR MERGER SUB IS GRANTED OR PARENT IS ENTITLED TO A COMPANY TERMINATION FEE AND/OR EXPENSES FROM THE COMPANY AS PROVIDED BY SECTION 7.2 FOR LOSSES SUFFERED AS A RESULT OF THE FAILURE OF THE MERGER TO BE CONSUMMATED OR FOR A BREACH OR FAILURE TO PERFORM HEREUNDER OR OTHERWISE, SUCH REMEDIES SHALL BE PARENT’S SOLE AND EXCLUSIVE REMEDY AGAINST THE COMPANY OR ANY OF ITS FORMER, CURRENT OR FUTURE STOCKHOLDERS, DIRECTORS, OFFICERS, OR AFFILIATES; AND UPON PAYMENT OF SUCH AMOUNT OR PERFORMANCE (AS APPLICABLE), NONE OF COMPANY OR ANY OF ITS FORMER, CURRENT OR FUTURE STOCKHOLDERS, DIRECTORS, OFFICERS OR AFFILIATES SHALL HAVE ANY FURTHER LIABILITY OR OBLIGATION RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Notwithstanding the rights accorded to Parent and Merger Sub under Section 8.5(a) or anything to the contrary in this Agreement, each of the parties hereto agrees that the Company shall not be entitled to an injunction or injunctions or other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and the sole and exclusive remedy available to the Company under this Agreement shall be the Company’s right to receive and judicially enforce payment from Parent of the Parent Termination Fee and judicially enforce the Guarantee. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereby represents and agrees that its designee for notices as identified in Section 8.7 below shall have full authority to act as an agent for the acceptance of service of process for such party.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by personal delivery, by confirmed facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Marlin HoldCo LP
c/o Macquarie Securities (USA) Inc.
125 West 55th Street, 9th Floor
New York, NY 10019
Telecopy:	(212) 231-1828
Attention:	Christopher Leslie

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Telecopy:	(212) 310-8007
Attention:	Frederick S. Green
Michael E. Lubowitz

and

Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
230 N. Elm Street, Suite 2000
Greensboro, NC 27401
Telecopy:	(336) 378-1001
Attention:	William G. McNairy
J. Lee Lloyd

To the Company:
Waste Industries USA, Inc.
3301 Benson Drive, Suite 601
Raleigh, NC 27609
Telecopy:	(919) 325-3013
Attention:	D. Stephen Grissom

with a copy (which shall not constitute notice to Company) to:

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, NC 28246
Telecopy:	(704) 378-4000
Attention:	Robin L. Hinson
Patrick S. Bryant

Wyrick Robbins Yates & Ponton LLP
The Summit
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607-7506
Telecopy:	(919) 781-4865
Attention:	James M. Yates, Jr.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or otherwise received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or three (3) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (i) Parent may reorganize in a state other than the state of Delaware and (ii) Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder, and any purported assignment or transfer without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.9 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any Law, all other provisions of this Agreement remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and letters hereto) and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior or contemporaneous agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 5.8, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.11 Amendments; Waivers. Subject to Section 6.1, at any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (approved by the Special Committee), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective (and, in the case of the Company, as approved by the Special Committee); provided, however, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the Nasdaq Stock Market require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement or instrument referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, and all rules and regulations promulgated under such statute.

Section 8.14 No Recourse. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may only be enforced (but subject to the express limitation on the equitable remedy of specific performance referenced in Section 7.2) against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto, and (except to the extent provided in the Guarantee) no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby.

Section 8.15 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:

(a) “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

(c) “Buyer Group Party” shall mean and include Parent, Merger Sub, any investor in Parent or Merger Sub or any Affiliate of the foregoing participating or acting directly or indirectly with or on behalf of Parent or Merger Sub to effect the acquisition of the Company as contemplated in this Agreement.

(d) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

(e) “Interim Investors Agreement” means the agreement among certain shareholders of the Company and certain equity holders of Parent governing certain actions of Parent.

(f) “Knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 8.15(f)(i) of the Parent Disclosure Letter, and the actual knowledge that such individuals should possess after a reasonable inquiry under the circumstances in light of each individual’s office or position, and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.15(f)(ii) of the Company Disclosure Letter, and the actual knowledge that such individuals should possess after a reasonable inquiry under the circumstances in light of each individual’s office or position. With respect to any other person, “Knowledge” means the actual knowledge of that person, and the knowledge that such person should possess after a reasonable inquiry under the circumstances in light of such individual’s office or position.

(g) “Orders” or “orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(h) “Person” or “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(i) “Representatives” or “representatives” of a Person means the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources, agents and other advisors or representatives of such Person.

(j) “Rollover Commitment” means the commitment made by a Person listed on Section 8.15(j) of the Parent Disclosure Letter (and, following the date hereof, a Person subsequently added by Parent (in its sole discretion) to Section 8.15(j) of the Parent Disclosure Letter) in such Person’s equity rollover letter to Parent, dated as of the date hereof.

(k) “Special Committee” means a committee of the Board of Directors of the Company, the members of which are not affiliated with Merger Sub and are not members of the Company’s management, formed for the purpose of evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.

(l) “Subsidiaries” of any party shall mean any corporation, limited liability company, partnership, association, trust or other form of legal entity of which (i) 50% or more of the outstanding voting securities are directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner.

(m) “Support Agreement” means the support agreement entered into by certain shareholders of the Company and certain equity holders of Parent pursuant to which, among other things, such shareholders have agreed to vote to approve this Agreement and to take certain other actions in furtherance of the Merger.

(n) Each of the following terms is defined in the Sections set forth opposite such term:

Action	37
Action of Divestiture or Limitation	35
Affiliate Transaction	17
Affiliates	54
Agreement	1
Alternative Proposal	32
Articles of Merger	2
Balance Sheet Date	13
Book-Entry Shares	4
Business Day	54

Buyer Group Commitments	25
Buyer Group Financing	25
Buyer Group Party	54
Cancelled Shares	3
Certificates	4
Change in Recommendation	31
Claims	14
Closing	1
Closing Date	1
Code	4
Company	1
Company Approvals	11
Company Benefit Plans	15
Company Charter Documents	7
Company Common Stock	3
Company Disclosure Letter	7
Company Material Adverse Effect	8
Company Material Contracts	22
Company Meeting	34
Company Permits	13
Company Preferred Stock	8
Company SEC Documents	11
Company Shareholder Approval	22
Company Stock Option	5
Company Stock Plans	6
Company Termination Fee	47
Confidentiality Agreements	30
Contracts	55
control	54
controlled corporation	19
Debt Commitment Letters	25
Debt Financing	25
Dissenters’ Rights Provisions	6
Dissenting Shareholder	6
Dissenting Shares	6
distributing corporation	19
Effective Time	2
Employees	20
End Date	43
Environmental Claim	14
Environmental Laws	14
Environmental Permits	13
ERISA	15
ERISA Affiliate	15
Exchange Act	10
Exchange Fund	4
Expense Cap	47
Expenses	47
Financing	25
Financing Commitments	25
GAAP	12
Governmental Entity	11
Guarantee	26
Hazardous Substance	15
HSR Act	10
Indemnified Parties	37
Indemnified Party	37
Intellectual Property	21
Interim Investors Agreement	55
IRS	16
Knowledge	55
Law	13
Laws	13
Lien	11
Macquarie	26
Merger	1
Merger Consideration	3
Merger Sub	1
NCBCA	1
New Financing Commitments	39
Option Consideration	6
orders	55
Orders	55
Parent	1
Parent Disclosure Letter	23
Parent Material Adverse Effect	24
Parent Termination Fee	47
Paying Agent	4
PBGC	16
person	55
Person	55
Proxy Statement	18
Public Shareholders	1
Recommendation	10
Regulatory Law	36
representatives	55
Representatives	55
Rollover Commitment	55
Sarbanes-Oxley Act	12
Schedule 13E-3	18
SEC	11
Securities Act	11

Share	3
Special Committee	55
Subsidiaries	55
Subsidiary Documents	7
Superior Proposal	32
Support Agreement	56
Surviving Corporation	1
Tax Returns	20
Taxes	19
Termination Date	26
United States real property holding corporation	19

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MARLIN HOLDCO LP, by its General Partner, Marlin HoldCo GP, LLC

By:	/s/ Lonnie C. Poole, Jr.
Name:	Lonnie C. Poole, Jr.
Title:	President

[Signature Page to Merger Agreement]

MARLIN MERGECO INC.

By:	/s/ Lonnie C. Poole, Jr.
Name:	Lonnie C. Poole, Jr.
Title:	President

[Signature Page to Merger Agreement]

WASTE INDUSTRIES USA, INC.

By:
Name:
Title:

[Signature Page to Merger Agreement]